Exhibit 99.1

Corporate Contact:

Paul B. Cleveland

Executive Vice President, Corporate Development and Chief Financial Officer

Affymax, Inc.

650-812-8717

AFFYMAX NAMES HOLLINGS C. RENTON CHAIRMAN

OF THE BOARD OF DIRECTORS

PALO ALTO, Calif., November 3, 2009 — Affymax, Inc. today announced the appointment of Hollings C. Renton to the position of chairman of the company’s board of directors effective December 1, 2009.  Mr. Renton replaces Nick Galakatos, who served as lead board member since the company’s initial public offering in 2006 and who will be resigning his position as a member of the board of directors at the end of 2009.

“Nick has been instrumental in the growth of Affymax since its founding in 2001,” said Arlene M. Morris, president and chief executive officer of Affymax.  “We thank him for his leadership and strategic guidance during the critical early years of the company’s development.  Nick is a friend and trusted colleague and I wish him well as he launches and supports new biopharmaceutical companies in his venture capital role at Clarus Ventures.”

Ms Morris added, “Hollings is an excellent addition to our board and we are pleased that he has accepted the position as chairman.  We intend to continue to leverage his years of experience building successful biotechnology companies, commercializing innovative products and collaborating on  industry-leading partnerships.  We look forward to his leadership as we finalize the clinical development, and pursue potential commercialization, of our product candidate Hematide™ for the treatment of anemia in patients with chronic renal failure.”

In addition to assuming the role of chairman of the board, Mr. Renton will also chair the company’s Nominating and Governance Committee.

Prior to joining Affymax’s board in June 2009, Mr. Renton served as chairman of the board of Onyx Pharmaceuticals, Inc. from 2000 to 2008, where he also served as president and chief executive officer from 1993 and as a director from 1992.  Prior to joining Onyx, Mr. Renton was president and chief operating officer of Chiron Corporation. He assumed that position in 1991 on Chiron’s acquisition of Cetus Corporation, where he had been president since 1990 and chief operating officer since 1987. He joined Cetus in 1981 and was chief financial officer from 1983 to 1987.

Mr. Renton holds an M.B.A. from the University of Michigan and a B.S. in Mathematics from Colorado State University. He also serves as a member of the boards of directors of Rigel Pharmaceuticals, Cepheid Inc. , the Biotechnology Industry Organization (BIO), and Special Olympics of Northern California.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s lead product candidate, Hematide™, is currently in Phase 3 clinical trial stage for the treatment of anemia associated with chronic renal failure. For additional information, please visit www.affymax.com.

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